Exhibit 99.1

FOR IMMEDIATE RELEASE

INITIAL DRILL RESULTS, MANAGEMENT ADDITIONS
AND INCREASED LAND POSITION ON NEW YORK CANYON

COPPER PROJECT IN NEVADA

APPOINTMENT OF PROJECT MANAGER

Las Vegas, Nevada, October 5, 2005, Aberdene Mines Limited (the 'Company' or 'Aberdene') (OTCBB: ABRM) is pleased to announce the appointment of Mr. Chris Broili, Certified Professional Geologist, as Project Manager of the New York Canyon exploration project located in Nevada. Mr. Broili has over 20 years of experience in mineral exploration including implementation of greenfield exploration programs and overseeing major projects from inception through to pre-development. He has also managed all phases of drilling from concept tests and discovery to definition in-fill and condemnation. Mr. Broili has been involved in the discovery of several precious metal and base metal deposits, which are currently in production or being developed. He has also been involved in pre-development evaluations including geologic modeling of ore bodies, and reserve calculations. Mr. Broili will work from the Company's newly established field office located in Hawthorne, Nevada, which is a 20 minute drive from the New York Canyon project. Mr. Broili has a Masters of Science in Economic Geology from the University of Idaho, and a Bachelors of Science in Geology from Oregon State University

EXPLORATION RESULTS

The Company currently has two rigs drilling, one on the Longshot Ridge ("LSR") zone (after the initial hole (05-01) was completed), and one on the Copper Queen sulfide zone. The Longshot Ridge zone comprises predominantly copper oxide mineralization with chrysocolla as the dominant oxide copper mineral, and lesser amounts of malachite, neotocite and azurite mineralization. The LSR zone is amenable to open pit mining and heap leach (SX-EW) extraction.

Total drilling depth to date on the New York Canyon project on this phase of the program is 5,455 feet in 12 holes, comprising 2,070 feet of core drilling in three holes, and 3,385 feet of reverse circulation drilling in nine holes. Drill samples are being shipped to American Assays Inc. on a daily basis.

Results to date include:
*

Copper Queen Area - Hole 05-01c: interval from 255 to 375 feet, 0.183% copper over 120 feet (oxide), with sulphide copper mineralization from 520 to 705 feet grading 0.461% copper over 175 ft. Further drilling will be required, but will follow the current program on LSR.

*	LSR - Hole 05-02: interval from 35 to 55 feet, 0.159% copper over 20 feet; this hole is on the north edge of LSR zone.
*

LSR - Hole 05-03: (partial results to date, incomplete) interval from 125 to 225 feet, 0.725% copper/100 feet, this hole is located on the north-west flank of the LSR deposit and is open in that direction with further holes planned by extended roads, and/or angling holes from current roads.

*	LSR - Hole 05-04: from 0 to 245 feet, 0.351% copper over 245 feet.
*	LSR - Hole 05-05: from 0 to 260 feet, 0.417% copper over 260 feet.
*	LSR - Hole 05-06: from 0 to 370 feet, 0.297% copper over 370 feet.

The above results to date are encouraging, with a wide zone of oxide mineralization indicated in five of six holes. Drilling continues to define, confirm and expand the existing oxide copper mineralized zone on Longshot Ridge. These results and previous historic drill results will be incorporated in a 43-101 Geology Report on the entire New York Canyon Project which is currently in progress.

Aberdene management believes that the timing of these results and the current price of copper represents excellent fundamentals for advancing the New York Canyon Copper project. The current spot price of copper can be viewed at http://www.kitcometals.com/ .

PROPERTY AQUISITION

Aberdene is also pleased to announce that an additional 193 claims (3,988 acres) have been located in and around the New York Canyon project. These claims add 3,988 acres to the existing claim block bringing the total area covered (including patents) to 8,926 acres. Two claim blocks have been located over newly uncovered surface copper oxide skarn mineralization. These occurrences have limited historical workings (e.g. trenches, adits) but there is no evidence of any drilling or recent exploration. The oxide copper mineralization is hosted in Triassic age, Luning Formation rocks; the same geologic unit that hosts the Longshot Ridge mineralization. Preliminary geologic mapping, sampling and prospecting are in progress over these new claim areas and the new copper occurrences.

About Aberdene

Aberdene Mines Ltd.'s New York Canyon Property is located in the New York Canyon area, Mineral County, Nevada. The Company has, under option from Nevada Sunrise LLC, the rights to explore both the unpatented and patented mineral claims representing approximately 8,926 acres comprising the New York Canyon Copper Project. The project is regionally located south of the old mining district of Santa Fe in the southeastern part of Mineral County, Nevada. The deposit, which is located seven miles east of the village of Luning and 32 road miles from the town of Hawthorne, hosts significant oxide and sulphide copper bearing mineralization outlined by past historic work on the property. Aberdenes current planned program is designed to validate and enlarge the previously outlined resource to enable it to meet the requirements for a subsequent NR 43-101 report to commence later this year.

Aberdene has successfully completed its first year commitment to acquire 100% of the New York Canyon project from Nevada Sunrise LLC, and the current program is expected to complete the second year work commitment prior to year end.

On behalf of the Board of Directors,

ABERDENE MINES LTD.
 Brent Jardine, President

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For more information contact:	Head Office Contact :
Brent Jardine, President	101 Convention Centre Drive Ste. 700
jardine@aberdenemines.com	Las Vegas, Nevada 89109
T: (800) 430-4034	T: (702) 939-5389
F: (702 221-0904

Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further develop mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.